Exhibit 99_1

July 19, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports record second quarter earnings of $5.5 billion,

or $1.19 per share

Net income up 18 percent

Strong momentum across businesses

Record checking account sales

Record investment banking income

Efficiency ratio below 48 percent

CHARLOTTE — Bank of America Corporation today reported that net income in the second quarter of 2006 rose 18 percent to $5.48 billion from $4.66 billion a year earlier. Per-share earnings (diluted) were $1.19, up 4 percent from $1.14 a year earlier, the previous record quarter on a split-adjusted basis. Return on average common shareholders’ equity for the second quarter was 17.26 percent. Under purchase accounting rules, results for the second quarter of 2005 do not include MBNA, which was acquired on January 1, 2006.

Excluding merger and restructuring charges of $194 million pre-tax, equal to 3 cents per share, the company earned $5.60 billion, or $1.22 per share (diluted), in the second quarter of 2006. A year earlier merger and restructuring charges of $121 million related to the acquisition of FleetBoston Financial reduced per-share earnings by 2 cents.

“Our performance this quarter demonstrates the power of our unmatched franchise and diverse revenue sources, as well as the skill and hard work of our associates,” said Kenneth D. Lewis, chairman and chief executive officer. “Our ongoing advances in operational excellence led to our best efficiency ratio ever, while our investments in innovation and service across the bank produced gains in the consumer, capital markets and wealth management businesses. We offset the difficult interest rate environment with great execution in every line of business, leading to a significant increase in fee income and continued momentum in the growth of shareholder value.”

Revenue grew 25 percent from a year earlier while noninterest expense was up 24 percent. On a pro forma basis (including MBNA’s second quarter of 2005 results), revenue increased 6 percent while noninterest expense was up 2 percent. Historical information regarding pro forma results was included in the Form 8-K filed on April 10, 2006.

The year-over-year improvement was driven by strong performance across the consumer businesses, continued growth in trading account profits, investment banking income and equity investment gains, as well as improvements in asset management categories.

For the first six months of 2006, Bank of America earned $10.46 billion, or $2.25 per share (diluted), compared to $9.05 billion, or $2.21 per share on a split-adjusted basis, a year earlier.

Second Quarter 2006 Highlights

•	Net new retail checking accounts reached a record 701,000 in the second quarter, helped by innovative programs such as Keep the Change.™ To date, more than 2.7 million customers have enrolled in Keep the Change.

•	Debit card income grew more than 20 percent from the second quarter of 2005, as higher checking account volume and Keep the Change increased usage of debit cards at retail locations. Debit card purchase volume topped a record $42 billion in the quarter, an increase of 22 percent from the second quarter of 2005.

•	Total loans and leases grew 17 percent in Global Corporate and Investment Banking from the second quarter of 2005 as businesses continued to invest and expand.

•	Investment banking fee income in Global Corporate and Investment Banking reached a record $645 million in the second quarter, as business practices such as the “dual coverage” partnership between Commercial Banking and Investment Banking continue to increase capital-raising and M&A business among commercial clients.

•	Capital Markets and Advisory Services produced revenue of more than $2 billion for the second consecutive quarter, as a favorable market environment in addition to technology and personnel investments begun in 2005 produced strong across-the-board trading results.

•	Total assets under management in Global Wealth and Investment Management hit the $500 billion milestone, an increase of 13 percent from the second quarter of 2005. The increase drove 11 percent growth in asset management fees. Based on assets under management, 85% of assets were invested in funds (equity, fixed income, and money market funds) where at least one share class placed in the top two quartiles of their peer group as of June 30, 2006.[1]

1 The share class earning the ranking may have limited eligibility and may not be available to all investors. Peer group rankings were provided by Morningstar for equity funds, Lipper for fixed income funds and iMoneyNet for money market funds.

Second Quarter 2006 MBNA Transition Highlights

•	Cost savings for the merger in the second quarter were $275 million pre-tax, due primarily to personnel reductions and marketing synergies. The transition is on track to meet projected savings targets.

•	As of June 30, about 4,000 of the projected 6,000 job reductions have been achieved through a balance of attrition and severance since the merger was announced on June 30, 2005.

•	Nearly 25 years after MBNA pioneered affinity marketing by offering credit cards to customers who share a strong common interest, Bank of America recently announced long-term extensions of three of its longest and most successful affinity marketing agreements with the National Education Association (NEA), Ducks Unlimited and the American Automobile Association (AAA).

•	More than 4,200 banking centers are now selling affinity credit cards, and the products are expected to be sold at more than 5,700 banking centers by the end of July. Affinity cards were introduced on bankofamerica.com earlier this year, where customers can now choose among over 350 affinity card options. Early results have exceeded expectations.

Second Quarter 2006 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 25 percent to $18.52 billion from $14.78 billion in the second quarter of 2005. Last year’s results did not include MBNA.

Net interest income on a fully taxable-equivalent basis was $8.93 billion, compared to $7.83 billion the previous year. Besides the addition of MBNA, the increase was driven by loan growth and increases in asset-liability management (ALM) activity, partially offset by lower core deposit levels and spread compression. The net interest yield increased 5 basis points to 2.85 percent.

Noninterest income was up 38 percent to $9.60 billion from $6.96 billion. Besides the addition of MBNA, which helped boost card income, these results were driven by continued strength in service fee income and increases in trading account profits, investment banking income and equity investment gains. Other income declined significantly. A year ago this component benefited from the results of the ALM process, including the change in the value of derivatives used as economic hedges that did not qualify for SFAS 133 and the sale of whole loans.

Sales of debt securities resulted in a $9 million net loss in the second quarter of 2006 compared to a $325 million net gain in the second quarter of 2005.

Efficiency

The efficiency ratio for the second quarter of 2006 was 47.06 percent (46.01 percent before merger and restructuring charges) driven by continued positive operating leverage. Noninterest expense increased to $8.72 billion from $7.02 billion a year ago. Besides the addition of MBNA, expenses increased due to marketing spending related to consumer banking initiatives and revenue-related incentive compensation. Also included in second quarter 2006 expenses were $194 million in pre-tax merger and restructuring charges related to the MBNA acquisition.

The effective tax rate increased to 35.56 percent in the second quarter from 33.69 percent in the second quarter of 2005 primarily as a result of a $175 million cumulative charge reflecting recently passed tax legislation related to foreign sales corporation provisions.

Credit Quality

Credit quality remained stable. Net charge-offs increased from the second quarter of 2005 due to the addition of MBNA and new advances on accounts previously securitized, partially offset by lower credit card bankruptcy charge-offs. Provision expense rose compared to the second quarter of 2005 due to the addition of MBNA and 2005 commercial credit reserve releases. These increases were partially offset by decreased credit card costs.

•	Provision for credit losses was $1.01 billion, down from $1.27 billion in the first quarter of 2006, and up from $875 million a year earlier.

•	Net charge-offs were $1.02 billion, or 0.65 percent of average loans and leases. Net charge-offs were $822 million, or 0.54 percent, in the first quarter of 2006 and $880 million, or 0.68 percent, in the second quarter of 2005. Reported net charge-offs excluded $27 million, or 0.01 percent of average loans and leases in the second quarter of 2006 and $210 million or 0.14 percent in the first quarter of 2006 as a result of impaired loan purchase accounting for MBNA.

Total managed net losses were $1.81 billion, or 0.98 percent of managed loans and leases. This compared to $1.48 billion, or 0.84 percent, on March 31, 2006 and $1.01 billion, or 0.77 percent on June 30, 2005.

•	Nonperforming assets were $1.64 billion, or 0.25 percent of total loans, leases and foreclosed properties, as of June 30, 2006. This compared to $1.68 billion, or 0.27 percent, at March 31, 2006 and $1.90 billion, or 0.36 percent, on June 30, 2005.

•	The total allowance for loan and lease losses was $9.08 billion, or 1.36 percent of loans and leases, at June 30, 2006. This compared to $9.07 billion, or 1.46 percent, at March 31, 2006 and $8.32 billion, or 1.57 percent, at June 30, 2005, which did not include MBNA.

Capital Management

Total shareholders’ equity was $127.84 billion at June 30, 2006. Period-end assets grew to $1.45 trillion. The Tier 1 Capital Ratio was 8.33 percent, compared to 8.45 percent on March 31, 2006 and 8.16 percent a year earlier.

During the quarter, Bank of America paid a cash dividend of $0.50 per share. The company issued approximately 30 million common shares primarily related to employee stock options and ownership plans, and repurchased slightly more than 83 million common shares in the second quarter of 2006. Period-ending common shares issued and outstanding were 4.53 billion for the second quarter of 2006, compared to 4.58 billion for the first quarter of 2006 and 4.02 billion for the second quarter of 2005.

Second Quarter 2006 Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	Q2 2006	Q2 2005
Total Revenue[1]	$10,479	$6,903
Provision for credit losses	1,029	1,155
Noninterest expense	4,546	3,347

Net Income	3,105	1,534
Efficiency ratio	43.37%	48.47%
Return on average equity	19.69	21.17
Loans and leases[2]	$187,607	$141,353
Deposits[2]	333,999	306,521

1	Fully taxable-equivalent basis
2	Balances averaged for period

Revenue grew 52 percent to $10.48 billion and net income more than doubled to $3.11 billion. Last year’s second quarter results did not include MBNA. On a pro forma basis (including MBNA’s second quarter of 2005 results), revenue increased 10 percent while net income increased 42 percent.

Results were driven by increased service charges due to new account growth, higher debit card income due to increased usage and higher credit card income as Bank of America’s combination with MBNA continued to exhibit positive results. Mortgage reported lower results primarily resulting from margin compression caused by higher interest rates as compared to the second quarter of 2005.

•	Deposits revenue increased 16 percent to $4.29 billion compared to the second quarter of 2005, while net income increased 30 percent to $1.33 billion. On a pro forma basis, deposits revenue increased 15 percent compared to the second quarter of 2005, while net income increased 27 percent.

•	Card Services had revenue of $5.47 billion, an increase of 163 percent compared to the second quarter of 2005. Net income increased tenfold to $1.6 billion, compared to $137 million. On a pro forma basis, Card Services recorded an increase in revenue of 18 percent compared to the second quarter of 2005, while net income more than doubled.

•	Home Equity had revenue of $366 million, an increase of 7 percent from the second quarter of 2005. Net income increased 18 percent to $128 million. On a pro forma basis, there was no material impact on either revenue or net income.

•	Mortgage had revenue of $344 million compared to $411 million in the second quarter of 2005 and net income of $66 million compared to $97 million a year ago. On a pro forma basis, both revenue and net income recognized slightly larger declines, as pro forma revenue for the second quarter of 2005 was $424 million and pro forma net income was $106 million a year ago.

•	ALM/Other had revenue of $15 million compared to $383 million in the second quarter of 2005 and a net loss of $65 million compared to net income of $169 million in the second quarter of 2005. On a pro forma basis, revenue was $422 million while net income was $194 million in second quarter of 2005.

Global Corporate and Investment Banking

(Dollars in millions)	Q2 2006	Q2 2005
Total Revenue[1]	$5,717	$4,908
Provision for credit losses	41	(249)
Noninterest expense	2,956	2,603

Net Income	1,716	1,705
Efficiency ratio	51.71%	53.02%
Return on average equity	15.94	16.62
Loans and leases[2]	$243,140	$207,927
Deposits[2]	205,263	191,471
Trading-related assets[2]	332,688	332,432

1	Fully taxable-equivalent basis
2	Balances averaged for period

Revenue increased 16 percent to $5.72 billion from $4.91 billion. Net income was essentially flat at $1.72 billion. Loan growth helped mitigate the effects of a flattening yield curve.

The growth in revenue was fueled by increased capital markets activity. Capital Markets and Advisory Services benefited from positive sales and trading results in Liquid Products, Credit Products and Structured Products as previous investments in personnel and trading infrastructure came to fruition. Investment Banking benefited from increased market activity and continued leadership in leveraged debt underwriting. Treasury Services benefited from increased net interest income due to higher short-term interest rates.

Net income was impacted by increased provision expense primarily in Business Lending and increased performance-based compensation in Capital Markets and Advisory Services. Provision expense rose primarily due to the absence this quarter of benefits from the release of reserves in 2005 related to reduced uncertainties associated with the FleetBoston credit integration.

•	Capital Markets and Advisory Services had revenue of $2.12 billion, an increase of 39 percent from the second quarter of 2005. Net income increased 57 percent to $504 million.

•	Business Lending had revenue of $1.51 billion, slightly higher than the second quarter of 2005. Net income decreased to $589 million from $789 million, primarily due to the provision benefits in 2005.

•	Treasury Services had revenue of $1.70 billion, an increase of 15 percent from the second quarter of 2005. Net income increased 26 percent to $559 million.

•	ALM/Other had revenue of $383 million and net income of $64 million.

Global Wealth and Investment Management

(Dollars in millions)	Q2 2006	Q2 2005
Total Revenue[1]	$1,955	$1,790
Provision for credit losses	(40)	(9)
Noninterest expense	991	929

Net Income	634	556
Efficiency ratio	50.68%	51.91%
Return on average equity	25.76	21.64
Loans and leases[2]	$60,412	$53,047
Deposits[2]	114,195	120,256

(in billions)	At 6/30/06	At 6/30/05
Assets under management	$500.1	$442.8

1	Fully taxable-equivalent basis
2	Balances averaged for period

Revenue increased 9 percent and net income rose 14 percent from a year ago. Results were driven by higher asset management fees, higher loan volume and higher deposit spreads, as well as continued migration of certain banking relationships from Global Consumer and Small Business Banking.

Asset management fees increased 11 percent from the second quarter of 2005 due to higher assets under management balances driven by total net asset inflows of $42 billion in addition to increased market values of $15 billion.

•	Premier Banking & Investments had revenue of $732 million, an increase of 20 percent from the second quarter of 2005. Net income increased 34 percent to $254 million.

•	The Private Bank had revenue of $549 million, a slight increase from the second quarter of 2005. Net income increased 25 percent to $195 million.

•	Columbia Management had revenue of $377 million, an increase of 15 percent from the second quarter of 2005. Net income increased 29 percent to $81 million.

•	ALM/Other had revenue of $297 million and net income of $104 million.

All Other

All Other reflected $20 million of net income for the quarter, compared to $862 million in the second quarter of 2005. In 2005 All Other benefited from the results of the ALM process, including the change in the value of derivatives used as economic hedges that did not qualify for SFAS 133 and the sale of whole loans. The second quarter of 2006 included losses on sales of debt securities of $6 million, compared to gains on sales of debt securities of $204 million in the second quarter of 2005. Equity investment gains in this segment were $524 million compared to $479 million in the second quarter of 2005.

Note: Al de Molina, chief financial officer, will discuss second quarter 2006 results in a conference call at 10 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://investor.bankofamerica.com.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 54 million consumer and small business relationships with more than 5,700 retail banking offices, nearly 17,000 ATMs and award-winning online banking with more than 19.8 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Bank of America

Selected Financial Data(1)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
(Dollars in millions, except per share data; shares in thousands)

Financial Summary
Earnings	$5,475	$4,657	$10,461	$9,050
Earnings per common share	1.21	1.16	2.29	2.25
Diluted earnings per common share	1.19	1.14	2.25	2.21
Dividends paid per common share	0.50	0.45	1.00	0.90
Closing market price per common share	48.10	45.61	48.10	45.61
Average common shares issued and outstanding	4,534,627	4,005,356	4,572,013	4,019,089
Average diluted common shares issued and outstanding	4,601,169	4,065,355	4,636,959	4,081,921

Summary Income Statement
Net interest income	$8,630	$7,637	$17,406	$15,143
Total noninterest income	9,598	6,955	18,499	12,987

Total revenue	18,228	14,592	35,905	28,130
Provision for credit losses	1,005	875	2,275	1,455
Gains (Losses) on sales of debt securities	(9)	325	5	984
Other noninterest expense	8,523	6,898	17,349	13,843
Merger and restructuring charges	194	121	292	233

Income before income taxes	8,497	7,023	15,994	13,583
Income tax expense	3,022	2,366	5,533	4,533

Net income	$5,475	$4,657	$10,461	$9,050

Summary Average Balance Sheet
Total loans and leases	$635,649	$520,415	$625,863	$522,656
Securities	236,967	227,182	235,793	215,940
Total earning assets	1,253,895	1,118,518	1,236,848	1,081,908
Total assets	1,456,004	1,277,478	1,436,298	1,239,380
Total deposits	674,796	640,593	667,350	634,043
Shareholders’ equity	127,373	98,829	129,253	99,114
Common shareholders’ equity	127,102	98,558	128,981	98,842

Performance Ratios
Return on average assets	1.51%	1.46%	1.47%	1.47%
Return on average common shareholders’ equity	17.26	18.93	16.34	18.44
Return on average tangible common shareholders’ equity	36.05	35.09	33.55	34.09

Credit Quality
Net charge-offs	$1,023	$880	$1,845	$1,769
Annualized net charge-offs as a % of average loans and leases outstanding	0.65%	0.68%	0.59%	0.68%
Managed credit card net losses as a % of average managed credit card receivables	3.67	6.23	3.39	6.20

	At June 30
	2006	2005
Balance Sheet Highlights
Loans and leases	$667,953	$529,428
Total securities	235,846	233,586
Total earning assets	1,245,274	1,086,676
Total assets	1,445,193	1,246,339
Total deposits	676,865	635,417
Total shareholders’ equity	127,841	101,335
Common shareholders’ equity	127,570	101,064
Book value per share	28.17	25.16
Tangible equity ratio(2)	3.76%	4.38%

Risk-based capital ratios:
Tier 1	8.33 *	8.16
Total	11.25 *	11.23

Leverage ratio	6.13 *	5.66

Period-end common shares issued and outstanding	4,527,941	4,016,704

Allowance for credit losses:
Allowance for loan and lease losses	$9,080	$8,319
Reserve for unfunded lending commitments	395	383

Total	$9,475	$8,702

Allowance for loan and lease losses as a % of total loans and leases	1.36%	1.57%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	579	470
Total nonperforming loans and leases	$1,567	$1,770
Total nonperforming assets	1,641	1,895
Nonperforming assets as a % of:
Total assets	0.11%	0.15%
Total loans, leases and foreclosed properties	0.25	0.36
Nonperforming loans and leases as a % of total loans and leases	0.23	0.33

Other Data
Full-time equivalent employees	201,898	178,107
Number of banking centers - domestic	5,779	5,880
Number of branded ATMs - domestic	16,984	16,687

* Preliminary data

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Corporate and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended June 30, 2006
Total revenue (FTE)(3)	$10,479	$5,717	$1,955	$373
Net income	3,105	1,716	634	20
Shareholder value added	1,750	574	382	(152)
Return on average equity	19.69%	15.94%	25.76%	n/m
Average loans and leases	$187,607	$243,140	$60,412	$144,490

Three Months Ended June 30, 2005
Total revenue (FTE)(3)	$6,903	$4,908	$1,790	$1,182
Net income	1,534	1,705	556	862
Shareholder value added	876	620	293	449
Return on average equity	21.17%	16.62%	21.64%	n/m
Average loans and leases	$141,353	$207,927	$53,047	$118,088

Six Months Ended June 30, 2006
Total revenue (FTE)(3)	$20,651	$11,277	$3,923	$614
Net income	5,775	3,299	1,248	139
Shareholder value added	3,023	1,037	718	(287)
Return on average equity	18.10	15.47	24.15	n/m
Average loans and leases	$187,108	$239,996	$59,594	$139,165

Six Months Ended June 30, 2005
Total revenue (FTE)(3)	$13,762	$10,354	$3,603	$802
Net income	3,416	3,553	1,139	942
Shareholder value added	2,120	1,367	628	110
Return on average equity	23.81	17.18	22.77	n/m
Average loans and leases	$140,508	$206,947	$51,946	$123,255

n/m = not meaningful

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data(3)
Net interest income	$8,926	$7,828	$17,966	$15,534
Total revenue	18,524	14,783	36,465	28,521
Net interest yield	2.85%	2.80%	2.91%	2.88%
Efficiency ratio	47.06	47.49	48.38	49.36

Reconciliation of net income to operating earnings
Net income	$5,475	$4,657	$10,461	$9,050
Merger and restructuring charges	194	121	292	233
Related income tax benefit	(71)	(41)	(108)	(78)

Operating earnings	$5,598	$4,737	$10,645	$9,205

Operating Basis
Diluted earnings per common share	$1.22	$1.16	$2.29	$2.25
Return on average assets	1.54%	1.49%	1.49%	1.50%
Return on average common shareholders’ equity	17.65	19.26	16.63	18.76
Return on average tangible common shareholders’ equity	36.85	35.70	34.14	34.68
Efficiency ratio	46.01	46.67	47.58	48.54

Reconciliation of net income to shareholder value added
Net income	$5,475	$4,657	$10,461	$9,050
Amortization of intangibles	441	204	881	412
Merger and restructuring charges, net of tax benefit	123	80	184	155
Capital charge	(3,485)	(2,703)	(7,035)	(5,392)

Shareholder value added	$2,554	$2,238	$4,491	$4,225

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	Tangible equity ratio equals shareholders’ equity less goodwill, core deposit intangibles and other intangibles divided by total assets less goodwill, core deposit intangibles and other intangibles.
(3)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.